Exhibit 10.10

HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement (“Agreement”) is entered into by and among CLAREMONT VENTURE I, L.P., a California limited partnership ("Seller"), CHP CLAREMONT CA OWNER, LLC, a Delaware limited liability company ("Buyer"), and FIRST AMERICAN TITLE INSURANCE COMPANY (“FATCO”) effective as of January 16, 2013.

Recitals

Seller and Buyer entered into that certain Sale Agreement dated as of November 9, 2012, as amended from time to time (collectively, the “PSA”), pursuant to which Buyer agrees to pay Seller up to Five Hundred Thirty-Five Thousand Six Hundred Ninety and No/100 Dollars ($535,690.00) (“Holdback”) in additional purchase price contingent upon certain leasing activity in Claremont Medical Center, more particularly described in the PSA (“Property”). Pursuant to the PSA, at Closing Buyer has agreed to deposit into an escrow per this Agreement the Holdback to be held by FATCO and paid to Seller and/or returned to Buyer per the PSA. FATCO agrees to act as escrow holder to hold, administer, invest and disburse the Holdback on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants of the parties herein contained, which each of the parties acknowledges is adequate and sufficient, the parties hereto agree as follows:

1.        Definitions. All capitalized terms used herein, unless otherwise herein defined, shall have the meanings given them in the PSA.

2.        Appointment. Buyer and Seller hereby appoint FATCO to serve as escrow holder for the purposes set forth herein, and FATCO accepts such appointment.

3.        Acknowledgment of Receipt. FATCO hereby acknowledges receipt of the Holdback delivered by Seller to FATCO from FATCO Escrow No. NCS 577179.

4.        Administration of Holdback. FATCO hereby agrees to hold and administer the Holdback pursuant to the terms and conditions of this Agreement. The Holdback shall not be commingled.

5.        Conditions Precedent to Disbursement. The Holdback shall be disbursed as follows:

(1)        The amount of Four Hundred Thousand and No/100 Dollars ($400,000.00) (the “Suite 200 Holdback”) (less the No Rent Credit and any Seller TILC) will be delivered to Seller (and the No Rent Credit and Seller TILC will be delivered to Buyer) if either (A) Agent delivers to Buyer by October 31, 2013 either (i) an Approved Lease executed by the tenant, or (ii) a lease for Suite 200 reasonably acceptable to Buyer or (B) Seller leases or otherwise removes the Suite 200 premises from the market thus impairing Agent’s ability to deliver an Approved Lease (and if Buyer and Seller disagree on whether a lease for Suite 200 should be “reasonably acceptable” to Buyer, or whether any event described in Subsection (B) has occurred, then such dispute shall be submitted to binding arbitration pursuant to PSA Section 15 (“Arbitration”); or

(2)      The Suite 200 Holdback shall be disbursed to Buyer directly if the conditions to delivery in (1) above are not satisfied, by the later of October 31, 2013 or entry of the arbitrator’s award in any Arbitration pending (and of which FATCO has been given notice) on October 31, 2013 (“Pending Arbitration”).

Any disbursement shall be subject to confirmation in writing by Buyer and Seller All disbursements made under this Agreement shall be made by wire transfer (if the recipient gives FATCO such instructions, and otherwise by cashier’s check and delivered to the specified recipient via U.S. Postal Service, regular mail, or at Seller’s request, by wire transfer.

6.        Term.    This Agreement shall terminate upon the earlier to occur of: (i) agreement of Buyer and Seller; (ii) disbursement of the entire Holdback, in which case any remaining interest accrued on the Holdback shall be distributed to the party entitled to the Holdback; or (iii) the later of November 11, 2013 or entry of the arbitrator’s award in any Pending Arbitration, whereupon FATCO shall either: (a) deliver the remainder of the Holdback pursuant to a written agreement between Buyer and Seller; or (b) interplead and deliver the remainder of the Holdback to the court.

7.        Indemnification of FATCO.    If this Agreement or any matter relating hereto shall become the subject of any litigation or controversy, Buyer and Seller shall, jointly and severally, indemnify, defend (with counsel satisfactory to FATCO) and hold FATCO free and harmless from any loss or expense, including attorneys’ fees, that may be suffered by it by reason thereof other than as a result of FATCO’s breach of this Agreement, negligence or willful misconduct. In the event conflicting demands are made or notices served upon FATCO with respect to this Agreement, or if there shall be uncertainty as to the meaning or applicability of the terms of this Agreement, Buyer and Seller expressly agree that FATCO may (but will not be required to) file a suit in interpleader and to obtain an order from the court requiring Buyer and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Holdback into the registry of the court, FATCO shall be fully released and discharged from any obligations imposed upon it by this Agreement with respect to the amount so deposited with the court. Alternatively, FATCO may continue to hold the Holdback in escrow until directed by written agreement of the parties hereto or by a court order.

8.        Liability.    FATCO shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with it, nor as to the identity, authority or rights of any person executing such instrument. It is agreed that the duties of the FATCO are purely ministerial in nature, and that FATCO’s duties hereunder shall be limited to the safekeeping of the Holdback and documents received by it as FATCO, and for their disposition in accordance with the terms of this Agreement. The FATCO may seek the advice of independent legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it except for FATCO’s negligence or willful misconduct.

9.        Maintenance of Confidentiality By FATCO.    Except as may otherwise be required by law or by this Agreement, FATCO shall maintain in strict confidence and not disclose to anyone the existence of this Agreement, the Contract, the identity of the parties to the foregoing, the amount of the Purchase Price, the provisions of this Agreement or the Contract or any other information concerning the transactions contemplated hereby or by the Contract, without the prior written consent of Buyer and Seller.

10.       Investment of Holdbacks.

(a)        FATCO shall invest and reinvest the Holdback at the written instruction of Buyer in governmentally insured interest-bearing accounts as Buyer shall direct. The investment of the Holdback shall be at the sole risk of Buyer. All interest shall accrue to the benefit of Buyer, shall not increase the amount of the Holdback, and shall be paid to Buyer periodically. Buyer shall provide the FATCO with a taxpayer identification number.

(b)        FATCO is not and shall not be responsible for maintaining the value of any investment or providing investment counseling. In addition, FATCO is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investments for the purposes of this Agreement.

11.        Notices.    The notice provisions in the PSA are hereby incorporated herein by this reference. Buyer’s, Seller’s and FATCO’s addresses are set forth in the PSA.

12.        Miscellaneous.    This Agreement may not be assigned by any party without the consent of the other parties. This Agreement shall be construed under and governed by the laws of the State of California and, in the event that any provision hereof shall be deemed illegal or unenforceable, said provision shall be severed herefrom and the remainder of this Agreement shall be enforced in accordance with the intent of the parties as herein expressed. This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto. Buyer shall pay any reasonable fees charged by FATCO for its services hereunder and Seller shall not be responsible for any fees of FATCO. This Agreement may be executed in multiple counterparts and by the parties on separate counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same agreement. The parties may execute and deliver this Agreement, Draw Notices and Objections by forwarding signed facsimile or scanned email copies of this Agreement. Such facsimile signatures shall have the same binding effect as original signatures, and the parties hereby waive any defense to validity based on any such copies or signatures.

13.        Suite 240 Holdback.    Pursuant to Section 7.1.2 of the PSA and Section 10 of the Sixth Amendment to Sale Agreement, dated as of December 28, 2012 (“Sixth Amendment”), Seller and Buyer have agreed to certain additional terms and conditions concerning the lease for Suite 240 in the Property (the “Suite 240 Lease”). The terms and conditions of Section 7.1.2 of the Sixth Amendment relating to Suite 240 are incorporated herein by this reference. Pursuant to said Section 7.1.2, the purchase price increase of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Suite 240 Purchase Price Increase”) (less and except the free rent period credit set forth below) will also be held in escrow pursuant to the terms and provisions of this Agreement as part of the Holdback, and shall be disbursed as and when the tenant under the Suite 240 Lease takes occupancy of the Suite 240 leased premises. Buyer shall receive a credit against the Suite 240 Purchase Price Increase for the total amount of any free rent given to the tenant under the Suite 240 Lease. The parties agree that the free rent credit to Buyer equals Fourteen Thousand Three Hundred Ten and No/100 Dollars ($14,310.00), and that the amount deposited by Buyer with FATCO on the date hereof for the Suite 240 Purchase Price Increase shall be One Hundred Thirty-Five Thousand Six Hundred Ninety and No/100 Dollars ($135,690.00) (the “Suite 240 Holdback Amount”). On the date hereof, Buyer has paid the Suite 240 Holdback Amount into escrow under this Agreement, in addition to the Suite 200 Holdback referenced above. The Suite 240 Holdback shall be held by FATCO under the terms and provisions of this Agreement and shall be disbursed to Seller only upon receipt by FATCO of a written authorization executed by both Seller and Buyer stating that the tenant under the Suite 240 Lease has occupied the Suite 240 leased premises, and expressly authorizes such disbursement to Seller. In the event such written authorization from both Buyer and Seller is not received by FATCO on or before October 31, 2013, the Suite 240 Holdback shall be disbursed to Buyer without the need for any additional authorization from Seller or Buyer, and the escrow concerning the Suite 240 Holdback Amount shall terminate.

[signatures appear on following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

SELLER:

CLAREMONT VENTURE I, L.P., a California limited partnership

By:	Claremont Manager, Inc., a California corporation, General Partner

	By:	/s/ Clayton M. Corwin
Clayton M. Corwin, President

[signatures continue on following pages]

BUYER:

CHP CLAREMONT CA OWNER, LLC, a Delaware limited liability company

By:	/s/ Joshua J. Taube

Name:	Joshua J. Taube
Title:	Vice President

[signatures continue on following page]

FATCO:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Ryan Hahn
Ryan Hahn, Escrow Officer